Exhibit 5.1

February 3, 2021

Vireo Health International, Inc.
207 South 9th Street
Minneapolis, MN 55402
USA

Dear Sir/Madam:

Re:	Registration Statement on Form S-8 of Vireo Health International, Inc. (the “Company”)

We have acted as Canadian counsel to the Company, a company formed under the laws of the Province of British Columbia, Canada, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the Securities Act of 1933, as amended, of 31,460,110 subordinate voting shares in the capital of the Company (the “Shares”) to be issued under the Company’s 2019 Equity Incentive Plan and Vireo Health, Inc.’s 2018 Equity Incentive Plan (collectively, the “Plans”).

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold by the Company in accordance with the terms of the Plans and the agreements contemplated by the Plans, will be validly issued, fully paid and non-assessable shares in the capital of the Company.

McMillan LLP | Brookfield Place, 181 Bay Street, Suite 4400, Toronto, Ontario, Canada M5J 2T3 | t 416.865.7000 | f 416.865.7048

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February 3, 2021 Page 2

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ McMillan LLP

McMillan LLP